Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

POLARIS INDUSTRIES INC.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	41-1790959 (I.R.S. Employer Identification No.)
2100 Highway 55
Medina, Minnesota 55340
(Address of principal executive offices)
POLARIS INDUSTRIES INC. 2007 OMNIBUS INCENTIVE PLAN
(Full title of the plan)
Michael W. Malone, Vice President-Finance,
Chief Financial Officer, and Secretary
Polaris Industries Inc.
2100 Highway 55
Medina, Minnesota 55340
(Name and address of agent for service)
(763) 542-0500
(Telephone number, including area code, of agent for service)

Copy to:
James C. Melville
Kaplan, Strangis and Kaplan, P.A.
5500 Wells Fargo Center, 90 South Seventh Street
Minneapolis, Minnesota, 55402
(612) 375-1138
CALCULATION OF REGISTRATION FEE

Title of		Proposed maximum	Proposed maximum	Amount of
securities	Amount to be	offering price	aggregate	registration
to be registered	registered (1)	per share	offering price	fee
Common Stock, par value $.01 per share (2) (5)	1,750,000	$44.795(3)	$78,391,250	$2,406.61 (4)
868,079(2)

(1)	This Registration Statement includes, in addition to the number of shares stated above, an indeterminate number of additional shares that may be issued pursuant to the provisions of the Polaris Industries Inc. 2007 Omnibus Incentive Plan as the result of any future stock, split, stock dividend, or similar adjustment of the outstanding common stock, par value $.01 per share (the “Common Stock”), of Polaris Industries Inc. (the “Registrant”) in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	In accordance with Instruction E of Form S-8, in addition to the 868,079 new shares of the Registrant’s Common Stock being registered hereunder, the Registrant hereby carries forward, and this Registration Statement shall be deemed to apply to, 881,921 shares of the Registrant’s Common Stock previously registered, but not used, under the following Registration Statements on Form S-8 (collectively, the “Prior Plan Registration Statements”): (i) Registration Statement on Form S-8 (File No. 333-84478) filed by the Registrant on March 18, 2002, (ii) Registration Statement on Form S-8 (File No. 333-110541) filed by the Registrant on November 17, 2003, and (iii) Registration Statement on Form S-8 (File No. 033-129335) filed by the Registrant on October 31, 2005. In conjunction with the filing of this Registration Statement, the Registrant is filing Post-Effective Amendments to each of the Prior Plan Registration Statements acknowledging the transfer of shares to this Registration Statement.

(3)	Estimated by the Registrant solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act and is based upon the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on November 29, 2007.

(4)	Aggregate registration fees of $3,695.99 were paid in connection with the 881,921 shares of the Registrant’s common stock registered but not issued under the Prior Plan Registration Statements.

(5)	Includes an equal number of preferred share purchase rights associated with the Common Stock under a Rights Agreement dated as of May 18, 2000.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement: (i) the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006, (ii) the Registrant’s Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2007, June 30, 2007 and September 30, 2007 and the Registrant’s Report on Form 10-Q/A for the quarterly period ended September 30, 2007, (iii) the Registrant’s Current Reports on Form 8-K filed with the Commission after December 31, 2006, and (iv) the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form S-4 (File No. 33-55769) filed with the Commission on September 30, 1994, including Amendment No. 1 filed on November 10, 1994 and Amendment No. 2 filed on November 21, 1994.
     All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement or by any document which constitutes part of the prospectus relating to the Polaris Industries Inc. 2007 Omnibus Incentive Plan meeting the requirements of Section 10(a) of the Securities Act.
Item 4. Description of Securities.
     The class of securities to be offered under this Registration Statement is registered under Section 12 of the Exchange Act.
Item 5. Interests of Named Experts and Counsel.
     The validity of the shares offered will be passed upon for the Registrant by Kaplan, Strangis and Kaplan, P.A., Minneapolis, Minnesota. Andris A. Baltins, a member of the Board of Directors of the Registrant, is also a member of the law firm Kaplan, Strangis and Kaplan, P.A. Members of such firm beneficially own an aggregate of 50,200 shares of the Registrant’s Common Stock. This represents less than 1% of the currently outstanding voting shares.
Item 6. Indemnification of Directors and Officers.
     As permitted by Minnesota law, the Registrant’s Articles of Incorporation provide that directors of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit.

     The Registrant is required by Minnesota law to indemnify all officers and directors of the Registrant for expenses and liabilities (including attorneys’ fees) incurred as the result of proceedings against them in connection with their capacities as officers or directors. In order to be entitled to indemnification with respect to a purported act or omission, an officer or director must (i) have acted in good faith, (ii) have received no improper personal benefit, (iii) in the case of a criminal proceeding, have had no reasonable cause to believe the conduct to be unlawful, and (iv) have reasonably believed that the conduct was in the best interests of the Company.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit No.	Description

4.1	Articles of Incorporation of Polaris Industries Inc., as amended (incorporated by reference to Exhibit 3(a) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003).

4.2	Bylaws of Polaris Industries Inc. (incorporated by reference to Exhibit 3(b) to the Registrant’s Registration Statement on Form S-4, filed November 21, 1994 (No. 033-55769)).

5.1	Opinion of Kaplan, Strangis and Kaplan, P.A.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Kaplan, Strangis and Kaplan, P.A. (included in Exhibit 5.1).

24.1	Power of Attorney (set forth on the signature page of this Registration Statement).

99.1	Polaris Industries Inc. 2007 Omnibus Incentive Plan.
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers of sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
* * *
     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Medina, State of Minnesota, on this 3rd day of December, 2007.

POLARIS INDUSTRIES INC.

By:	/s/ Thomas C. Tiller

Thomas C. Tiller
Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that POLARIS INDUSTRIES INC. a Minnesota corporation (the “Company”), and each of the undersigned directors of the Company, hereby constitutes and appoints Thomas C. Tiller and Michael W. Malone and each of them (with full power to each of them to act alone) its/his/her true and lawful attorney-in-fact and agent, for it/him/her and on its/his/her behalf and in its/his/her name, place and stead, in any and all capacities to sign, execute, affix its/his/her seal thereto and file a Registration Statement on Form S-8 or any other applicable form under the Securities Act of 1933 and amendments thereto, including post-effective amendments, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, relating to the proposed registration of up to 1,750,000 shares of the Company’s Common Stock, par value $.01 (“Common Stock”), issuable under the Polaris Industries Inc. Omnibus Stock Plan.
     There is hereby granted to said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in respect of the foregoing as fully as it/he/she or itself/himself/herself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.
     This Power of Attorney may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same instrument and any of the undersigned directors may execute this Powers of Attorney by signing any such counterpart.
     POLARIS INDUSTRIES INC. has caused this Power of Attorney to be executed in its name by its Chief Executive Officer on the 3rd day of December, 2007.

POLARIS INDUSTRIES INC.
By:	/s/ Thomas C. Tiller
Thomas C. Tiller
Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this Registration Statement and the foregoing Power of Attorney have been signed by the following persons in the capacities and on the date(s) indicated:

Signature	Capacity	Date

/s/ Thomas C. Tiller Thomas C. Tiller	Chief Executive Officer and Director (Principal Executive Officer)	December 3, 2007

/s/ Michael W. Malone Michael W. Malone	Vice President-Finance, Chief Financial Officer (Principal Financial and Accounting Officer)	December 3, 2007

/s/ Gregory R. Palen Gregory R. Palen	Chairman and Director	December 3, 2007

Signature	Capacity	Date

/s/ Andris A. Baltins Andris A. Baltins	Director	December 3, 2007

/s/ Robert L. Caulk Robert L. Caulk	Director	December 3, 2007

/s/ Annette K. Clayton Annette K. Clayton	Director	December 3, 2007

/s/ John R. Menard, Jr. John R. Menard, Jr.	Director	December 3, 2007

/s/ R.M. Schreck R.M. Schreck	Director	December 3, 2007

/s/ William G. Van Dyke William G. Van Dyke	Director	December 3, 2007

/s/ John P. Wiehoff John P. Wiehoff	Director	December 3, 2007

EXHIBIT INDEX

Exhibit No.	Description

4.1	Articles of Incorporation of Polaris Industries Inc., as amended (incorporated by reference to Exhibit 3(a) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003).

4.2	Bylaws of Polaris Industries Inc. (incorporated by reference to Exhibit 3(b) to the Registrant’s Registration Statement on Form S-4, filed November 21, 1994 (No. 033-55769)).

5.1	Opinion of Kaplan, Strangis and Kaplan, P.A.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Kaplan, Strangis and Kaplan, P.A. (included in Exhibit 5.1).

24.1	Power of Attorney (set forth on the signature page of this Registration Statement).

99.1	Polaris Industries Inc. 2007 Omnibus Incentive Plan.